                           APEX CANADIAN HOLIDAYS LTD.

                              FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED FEBRUARY 28, 1999

                              (In Canadian Dollars)

                                AUDITORS' REPORT


To the Directors of APEX CANADIAN HOLIDAYS LTD.:

We have audited the balance sheet of Apex Canadian Holdings Ltd. as at February 28, 1999 and the statements of loss, deficit and changes in financial position for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at February 28, 1999 and the results of its operations and the changes in its financial position for the year then ended in accordance with generally accepted accounting principles. As required by the Company Act of the Province of British Columbia, we report that, in our opinion, these principles have been applied on a consistent basis.




June 1, 1999                                               /s/  Peter K. Chan
Vancouver, British Columbia                                Chartered Accountants

                           APEX CANADIAN HOLIDAYS LTD.
                                  BALANCE SHEET
                                FEBRUARY 28, 1999



                                                                                  RESTATED
                                                                                    1998
                                                                1999             (UNAUDITED)
---------------------------------------------------------------------------------------------
ASSETS
    CURRENT
         Cash                                                $  34,560              45,241
         Accounts Receivable                                    48,058              55,602
         Prepaids & Security Deposits                            9,760               9,320
---------------------------------------------------------------------------------------------
                                                                92,378             110,163
    CAPITAL ASSETS (note 2 & 4)                                  2,396               3,317
    GOODWILL (note 2)                                           12,871              12,871
---------------------------------------------------------------------------------------------
                                                             $ 107,645           $ 126,351
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

LIABILITIES
    CURRENT
         Accounts Payable                                    $  57,409           $ 119,815
         Due to Apex Travel Ltd. (note 5 )                      73,356              26,549
---------------------------------------------------------------------------------------------
                                                               130,765             146,364
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

SHAREHOLDER'S DEFICIT
    SHARE CAPITAL (note 6)                                           1                   1
    DEFICIT                                                    (23,121)            (20,014)
---------------------------------------------------------------------------------------------
                                                               (23,120)5           (20,013)
---------------------------------------------------------------------------------------------

                                                             $ 107,645           $ 126,351
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------



On behalf of the Board:



/s/ David Ho      Director
------------

                           APEX CANADIAN HOLIDAYS LTD.
                          STATEMENT OF LOSS AND DEFICIT
                      FOR THE YEAR ENDED FEBRUARY 28, 1999



                                                            RESTATED
                                                              1998
                                           1999            (UNAUDITED)
-----------------------------------------------------------------------
REVENUES
    Sales                               $ 712,191           $ 829,128
    Less : Cost of Sales                  628,900             733,383
-----------------------------------------------------------------------
                                           83,291              95,745
OTHER INCOME                                3,059               1,859
-----------------------------------------------------------------------
                                           86,350              97,604
-----------------------------------------------------------------------

EXPENSES
    Accounting                              5,384               7,593
    Advertising & Promotion                     -                 320
    Amortization                              921                 647
    Bad Debts                                   -               3,278
    Bank charges & interest                   923               1,572
    Car Rental                              1,863               5,950
    Consulting Fee                              -               5,000
    Delivery & Postage                        928               1,346
    Dues & Subscriptions                      400                 110
    Entertainment                             504               1,166
    Foreign Exchange                        4,093               3,245
    Miscellaneous                           3,230               2,219
    Office Supplies & Printing              1,454               5,981
    Rent                                    7,200              10,500
    Salaries & Related Costs               52,584              54,070
    Telephone  & Utility                    7,867               9,786
    Travel & Education                      2,106               4,447
-----------------------------------------------------------------------
                                           89,457             117,230
-----------------------------------------------------------------------

NET (LOSS)                                 (3,107)            (19,626)

NET (LOSS) AND (DEFICIT),
    BEGINNING OF YEAR                     (20,014)               (388)
-----------------------------------------------------------------------

NET (LOSS) AND (DEFICIT),
    END OF YEAR                         $ (23,121)          $ (20,014)
-----------------------------------------------------------------------
-----------------------------------------------------------------------

                           APEX CANADIAN HOLIDAYS LTD.
                   STATEMENT OF CHANGES IN FINANCIAL POSITION
                      FOR THE YEAR ENDED FEBRUARY 28, 1999



                                                                            RESTATED
                                                                              1998
                                                          1999            (UNAUDITED)
---------------------------------------------------------------------------------------
CASH PROVIDED BY (APPLIED FOR):

    OPERATING ACTIVITIES
        Net (Loss)                                      $ (3,107)          $(19,626)
        Add : Items Not Affecting Cash
                Depreciation                                 921                647
---------------------------------------------------------------------------------------
                                                          (2,186)           (18,979)
        Net Changes in Non-Cash Items
                Accounts receivable                        7,544            (14,005)
                Prepaids Expenses and Deposits              (440)             9,400
                Accounts Payable &
                   & Accrued Liabilities                 (62,406)            16,247
                Due to Parent                             46,807             34,269
---------------------------------------------------------------------------------------
                                                         (10,681)            26,932
---------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH                          (10,681)            26,932

CASH, BEGINNING OF YEAR                                   45,241             18,309
---------------------------------------------------------------------------------------

CASH, END OF YEAR                                       $ 34,560           $ 45,241
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------

                           APEX CANADIAN HOLIDAYS LTD.
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 28, 1999


1.       OPERATION

         The company was incorporated on October 24, 1996, and its existence has depended and will continue to depend on the support from its shareholders until the company becomes profitable.

2.       SIGNIFICANT ACCOUNTING POLICIES

         These financial statements reflect the following accounting policies:

         CAPITAL ASSETS

         They are recorded at cost and depreciated as following:

                  Computer                           30% declining balance
                  Furniture & Equipment              20% declining balance

         GOODWILL

         It is recorded at cost with no amortization.

         FOREIGN CURRENCY TRANSLATION

         Income and expenses in foreign currencies are translated into Canadian dollars at the rate of exchange prevailing on the dates of such transactions. All monetary assets and liabilities in foreign currencies are translated into Canadian dollars at the closing exchange rates in effect at the balance sheet date. Realized and unrealized gains and losses are included in income for the period.

3.       PRIOR PERIOD RESTATMENT

         The company's unaudited financial statements for fiscal year 1998 was restated to give effect to the following:

         (i)      Goodwill revised from $8,000 to $12,871
         (ii) Additional operational loss of $1,966 was recorded due to cut-off errors of which $388 was for prior periods

                           APEX CANADIAN HOLIDAYS LTD.
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 28, 1999



4.       CAPITAL ASSETS

                                                             Net Book Value
                                           Accumulated                   1998
                                    Cost   Depreciation     1999      (Unaudited)
---------------------------------------------------------------------------------
         Computer                $  3,028  $    1,226     $  1,802     $ 2,574

         Equipment                    263          74          189         237
         Furniture &
           Fixture                    562         157          405         506
---------------------------------------------------------------------------------
                                 $  3,853  $    1,457     $  2,396     $ 3,317
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------



5.       DUE TO APEX TRAVAL LTD. & RELATED TRANSACTIONS

         Apex Travel LTD. ("Apex") was the owner of the company until February 28, 1999.

         Apex provided funds for the operations of the company. The company reimbursed Apex periodically throughout the year. The balance represents unreimbursed advances which is due on demand and non-interest bearing.

         Apex also provided accounting and management services to the company free of charge for the year.

         The company rented the existing business premise from an individual related to Apex at the exchange amount of $600 a month.

6.       SHARE CAPITAL

         Authorized                 =       100,000  common shares with no par value

         Issued and Fully Paid      =       100      common share with no par value     $ 1
                                                                                        ---
                                                                                        ---

                           APEX CANADIAN HOLIDAYS LTD.
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 28, 1999


7.       FINANCIAL INSTRUMNETS

         Financial instruments included in the balance sheet are comprise of cash, accounts receivable, security deposits, accounts payable and due to Apex Travel Ltd.

         CREDIT RISK

         Credit risk arises from the potential that debtors will fail to perform its obligations. The ability of such debtors to meet contractual obligations would be affected by changing economic or other conditions. The company conducts a careful review prior to giving out credit and thereby mitigating this risk.

         INTEREST RATE RISK

         Interest rate risk reflects the risk that the company's earnings will decline due to fluctuations in interest rates. The company at the moment has no interest bearing borrowings.

         LIQUIDITY RISK

         Liquidity risk is the risk that the company will encounter difficulty in liquidating its receivables at an amount close to fair value at the time it required to repay its loans and payable. The company monitors its receivables closely to mitigate this risk.

         FAIR VALUE

         The accounts receivables, security deposits and accounts payable approximate fair value.

         However, it is not practicable to determine the fair value with sufficient reliability for the amount due to Apex Travel Ltd. because there is no active secondary market, and the uncertainty and potentially broad range of outcomes pertaining to the future cash flows from this instrument renders the calculation of a fair value with appropriate reliability impractical.

8.       INCOME TAXES

         At February 28, 1999, the company has approximately $23,000 of losses available for application against future taxable income which if unused, $388 will expire in 2004, $19,966 in 2005 and the balance in 2006.

                           APEX CANADIAN HOLIDAYS LTD.
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 28, 1999


9.       UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

         The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will fully resolved.